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                        COMMERCIAL LOAN NOTE

                             SUMMIT BANK

                                                   AMOUNT:$10,000,000.00
                                                   DATED:FEBRUARY l4, 1996

    FOR VALUE RECEIVED, the undersigned SELECTIVE INSURANCE GROUP, INC.
(the "Borrower") promises to pay to SUMMIT BANK (the "Bank") at its offices located at One Main Street, Chatham, New Jersey 07928 or at such other place as the Bank may direct such sum up to Ten Million and 00/100 ($10,000,000.00) Dollars, as may be outstanding on loans by Bank to Borrower under a line of credit, together with interest, as set forth below.

1. TERM, INTEREST RATE - PAYMENT.
   A. This Note evidences loans that may from time to time be made by Bank to Borrower under a line of credit referred to in a confirmation letter referred to below up to the aggregate outstandinq principal sum of $10,000,000.00.

   B. Each loan and advance hereunder and all accrued and unpaid interest shall be deemed payable without notice or demand on December 31, 1996. (the "Maturity Date").

   C. Interest on the daily outstanding balance of each loan and advance shall be computed on the basis of a 360 day year for the actual number of days elapsed, shall be payable on the last day of each month and on the Maturity Date and shall accrue at a rate equal to the LIBOR (London Interbank Offering Rate) as published in the Wall Street Journal, as of the first day of each month, plus one percent (1), said rate to be determined and adjusted as of the first day of each month.

   D. The loans hereunder may be prepaid at any time, in whole or in part, without premium or penalty.

   E. All payments shall be applied first to fees, then to accrued interest and finally to unpaid principal.


2. LATE FEE. If the Bank does not receive the entire amount of any payment required under this Note within 15 days after its due date, the Borrower shall pay a late fee of 5~ of that entire amount.

3. DEFAULT. The Borrower shall be in default under this Note upon the occurrence of any of the following events:
    a) Failure to make any payment required under this Note when due;
    b) Failure to observe and comply with any of the terms and conditions of the confirmation letter from the Bank to the Borrower dated February 7, 1996;
    c) The default of Borrower under any other obligation to the

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    Bank,  or  to any third party,  now existing or hereafter arising, which is not cured within any applicable grace or cure period;
    d) Borrower ceases doing business;
    e) There is a change in ownership of a controlling interest of the voting capital stock of Borrower;
    f) Borrower becomes insolvent or subject to bankruptcy, insolvency or similar proceeding relating to creditor's rights or a party to any proceeding providing for an adjustment to or relief from its debts;
    g) Borrower makes or has made a false or misleading statement in applying for or in connection with the loans evidenced by this Note or any other transaction with the Bank or refuses, on request, to supply financial or other information requested by the Bank;
    h) Any event occurs which, in the Bank's absolute discretion, materially impairs the financial responsibility or condition of the Borrower;
    i) Entry of a judgment, issuance of any garnishment, attachment or distraint, the filing of any lien or of any governmental attachment against any property of Borrower which entry, issuance, attachment or filing is not covered by insurance, is in excess of $1,000,000.00 and shall have continued unstayed and in effect for a period of thirty
    (30) consecutive days other than Permitted Encumbrances which are liens imposed by law such as carriers, warehousemen and mechanic liens, and liens incurred in connection with the construction or other similar liens arising in the ordinary course of business provided same are not at the time due and payable.

Upon the happening of any default, the entire amount of interest, principal, and any other sums due under this Note shall become due and payable immediately and interest shall accrue thereafter at a rate of interest equal to 2% per annum in excess of the rate of interest (as that rate may change from time to time) which would be payable on this Note if default had not occurred.

The Bank does not give up its rights upon a default as a result of any delay or any previous delay in declaring or failing to declare a default.

4. SET-OFF. If any amount owing under this Note is not paid when it becomes due, the Bank may set-off all property held by it, and funds from any account maintained with it, belong to Borrower.

5. WAIVERS. The Bank is not required to do any of the following before enforcing its rights under this Note:
    a) Demand payment of amounts due;
    b) Give notice that amounts due have not been paid; or
    c) obtain an official certificate of non-payment.


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6.  NOTE BINDING ON BORROWER AND SUCCESSORS. All obligations under this Note are the unconditional obligations of Borrower and all who succeed to its riqhts and interests.

7. CHANGES. This Note can only be changed by an agreement in writinq siqned by the Borrower and the Bank.

8. GOVERNING LAW. This Note shall be construed according to the laws of the State of New Jersey and the Borrower consents to the jurisdiction of the courts of the State of New Jersey to determine any questions of fact or law arising under this Note.

9. ACTIONS INVOLVING THIS NOTE. If this Note is referred to any attorney for collection, the Borrower agrees to pay all reasonable costs of collection, including court costs and any attorneys' fees. The Borrower hereby irrevocably waives its right to a trial by jury in any action arising out of the loan evidenced by this Note and the transactions contemplated hereunder.


Attested by:                       SELECTIVE INSURANCE GROUP, INC.

/s/ Susan R. Perretta              By: /s/ Gregory E. Murphy
---------------------                 ----------------------
                                      Gregory E. Murphy
                                      Senior Vice President